Exhibit 10.16

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into the 13th day of August 2003 (“Effective Date”), between Ascendant Solutions, Inc. (“Ascendant”), James C. Leslie (“Leslie”), Cathy R. Sweeney (“Sweeney”), A. Brant Bryan (“Bryan”) and David Stringfield (“Stringfield”). Each of Leslie, Sweeney, Bryan and Stringfield are considered to be principals of Fairways Equities, LLC (the “Principals”).

Now, Therefore, for good and valuable consideration, including, without limitation, the right of Leslie, Sweeney, Bryan and Stringfield to participate in a private transaction involving Ascendant’s common stock and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Granting of Participation Rights. Ascendant is hereby granted the right and option to participate in a twenty percent (20%) share of the limited partnership interests in the sweat equity ownership level of future investment limited partnerships (the “Participation Interest”) contemplated to be formed by Leslie, Sweeney, Bryan and Stringfield in the future, acting through Fairways Equities, LLC (“Fairways”), a management entity which will serve as general partner of such limited partnerships, as such limited partnerships or similar entities are formed. It being contemplated that such limited partnerships will be created in the future as single asset entities to purchase real property holdings (“Fairways Transactions”). The equity interest reserved to Ascendant shall be at the level typically assigned as “sweat equity” more commonly known in Fairways Transactions, as a “B Class” partnership interest. The Participation Interest of Ascendant shall be on the same terms, conditions and economics as the participations held by each of the Principals. It being understood that the interest will be at the B Class level and as such the interest actually allocated to Ascendant may be less than twenty percent (20%) of all partnership interests in the applicable entity. In addition to the Participation Interest referred to above, Ascendant shall have the option to acquire an equity investment in future Fairways Transactions, on the same terms and conditions as are then offered to other equity investors.

2. Termination of Participation Interest. The Participation Interest granted to Ascendant shall continue as to all Fairways Transactions closed after the Effective Date through December 31, 2005. If Ascendant’s Cash Flow (as hereinafter defined) for the twelve months ending December 31, 2005 is not equal to or greater than Two Million Dollars ($2,000,000.00), then this Agreement shall terminate and Ascendant shall have no further right to acquire any interest in Fairways Transactions closed after such date. Principals of Fairways shall use reasonable efforts to close transactions timely so as to close by December 31, 2005 if reasonably possible. If Ascendant’s Cash Flow for the twelve months ending December 31, 2005 equals or exceeds Two Million Dollars ($2,000,000.00), then this Agreement shall continue for additional successive twelve (12) month periods, subject to termination at the end of each twelve month period, if Ascendant’s Cash Flow for the applicable twelve month period does not increase by a minimum of ten percent (10%) over the Cash Flow for the prior twelve month period.

3. Definition of Cash Flow. For purposes of this Agreement, Ascendant’s Cash Flow shall be determined by calculating earnings before interest, taxes, depreciation and amortization (“EBITDA”) utilizing generally accepted accounting principles and increasing such amount by (i) the net gain on capital transactions (without duplication), plus (ii) investment income (without duplication) plus (iii) return of capital on any investment which otherwise would have been recorded as investment income (without duplication), less (iv) any portion of EBITDA attributable to investments in Fairways Transactions or investments in or entered into with CRESA Capital Markets Group. L.P.

4. Assignability. Ascendant may not assign or transfer the Participation Interest granted by this Agreement in any manner without the prior written consent of Fairways, which consent may not be unreasonably withheld

5. Reservation of Participation Interest. Leslie, Sweeney, Bryan, and Stringfield shall cause Fairways to set aside the Participation Interest in each future Fairways Transaction until such time as this Agreement is terminated in accordance with Section 2, above.

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Notwithstanding any provision hereof to the contrary, no interest shall be required to be issued with respect to this Agreement unless counsel for Fairways shall be reasonably satisfied that such issuance will be in compliance with applicable laws.

7. Notice. Any notice, tender or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing or by registered or certified mail to the party at their last known address, and shall be deemed received on the date deposited with the U.S. Postal Service, postage prepaid.

8. Attorney’s Fees. In the event of any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys’ fees in such litigation, which shall be determined by the court in such litigation or in a separate action brought for that purpose.

9. Binding Effect. This Agreement shall bind and inure to the benefit of all the respective heirs, personal representatives, successors and assigns of the parties hereto.

10. Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Dallas County, Texas.

11. Legal Construction. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

12. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

In Witness Whereof, the parties have executed this Agreement the day and year first above written.

Leslie:

/s/ James C. Leslie
James C. Leslie

Sweeney:

/s/ Cathy R. Sweeney
Cathy R. Sweeney

Bryan:

/s/ A. Brant Bryan
A. Brant Bryan

Stringfield:

/s/ David Stringfield
David Stringfield

Ascendant: Ascendant Solutions, Inc.

/s/ David E. Bowe
By: David E. Bowe, President & Chief Executive Officer

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